Exhibit 5.





                                        December 21, 1994




West Penn Power Company,
   800 Cabin Hill Drive,
      Greensburg, Pennsylvania  15601.

Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of 400,000 shares of
Preferred Stock, par value $100 per share (the "Preferred
Stock"), of West Penn Power Company, a Pennsylvania corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion,

          when the Registration Statement relating to the Preferred Stock (the "Registration Statement") has become effective under the Act, the issuance and sale of the Preferred Stock by the Company has received the
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     necessary state regulatory approval, the terms of the
     Preferred Stock and of its issue and sale have been duly established in conformity with the Charter of the Company so as not to violate any applicable law or agreement or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, one or more resolutions specifying the distinctive serial designations of the Preferred Stock have been duly approved and adopted by the Board of Directors of the Company and a statement operating as an amendment to the Charter of the Company in connection therewith has been duly delivered to the Department of State of the Commonwealth of Pennsylvania for filing, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement and in conformity with any orders of the Pennsylvania Public Utility Commission relating to the Preferred Stock, the Preferred Stock will be validly issued, fully paid and nonassessable.

          In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public
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officials, officers of the Company and other sources
believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,



                                        SULLIVAN & CROMWELL